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                                                                     EXHIBIT 4.3

                                   AGREEMENT

THIS AGREEMENT, is made at Altamonte Springs, Florida, as of the 3rd day of March, 1997, by and between AXXESS, INC., a Nevada corporation, with offices at 445 Douglas Avenue, Altamonte Springs, Florida, 32714 (hereinafter called "AXXS"), and JEFFREY A. GROSSMAN, an individual residing at 51c Grandview Drive, Farmington, Connecticut, 06032, (hereinafter called "JAGR").

RECITALS

JAGR and AXXS (hereinafter called "The Parties"), have read this Agreement (hereinafter called "Agreement") and understand and accept the terms, conditions, and covenants contained in this Agreement as being reasonably necessary to maintain AXXS's standards and business practices as it relates to the retaining of consultants employees of AXXS.

JAGR has investigated and become familiar with AXXS and desires upon the terms and conditions set forth herein to furnish services as specifically requested by AXXS. JAGR acknowledges that it is essential to the maintenance of the high standards of AXXS, that JAGR maintain and adhere to the standards, procedures and policies described herein.
THEREFORE, The Parties, intending to be legally bound, for and in consideration of the mutual covenants hereinafter following, do mutually covenant and agree:

JAGR understands that AXXS, its affiliates, and other subsidiaries, may in the future retain other firms or individuals for similar services to that of JAGR. JAGR agrees that AXXS, its subsidiaries and affiliates may do so at any location at any time.

JAGR understands and agrees that its authority hereunder is non-exclusive, to the extent that AXXS has and retains the foregoing rights under this Agreement.

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TERM

    A. Initial Term

The initial term of this Agreement shall be for a period commencing on the date first mentioned above, subject to the terms and conditions set forth herein and terminating after the 12 month period immediately following the signing of this Agreement.

    B. Renewal Option

The Parties shall not have the option to renew this Agreement for additional periods, unless specified in writing. In the event the Parties would like to continue their relationship, said relationship would require a separate agreement which sets for the specific terms and conditions for future services to be performed by JAGR.

CONVEYANCE OF PROPERTY, RETENTION AND DESCRIPTION OF SERVICES

Upon execution of this agreement JAGR will convey to AXXS all claims of title, ownership, license and property, intellectual or otherwise to a world wide web site on the internet known as the "The SmallCap Investor" (hereinafter "Web Site") located at the domain name, "financialweb.com". It is further understood that said conveyance is inclusive of the transfer of domain name ownership of financialweb.com to AXXS, which is contingent upon separate agreement by AXXS with Mr. Gene W. Homicki, dba FinancialWeb Services.

During the term of this Agreement, JAGR will maintain an internet web site, more specifically, which is known as "The SmallCap Investor" and located at the domain name, "financialweb.com", as specifically requested by AXXS, its officers, directors and employees. The services will relate to the updating of data, product content and all other services that would reasonably be expected to maintain the Web Site. All such categories are within the area of JAGR's technical competence.

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WHERE SERVICES ARE TO BE PERFORMED

JAGR's services will be performed at JAGR's facilities and such other places that are appropriate and are mutually agreed to by JAGR and AXXS.

REIMBURSEMENT OF EXPENSES

AXXS will reimburse JAGR for all external fees and expenses incurred by JAGR in connection with the furnishing of services under this Agreement, but only upon written approval by AXXS, which approval shall not unreasonably be withheld. Reimbursement of said fees shall be made on the basis of itemization, submitted by JAGR and including, whenever possible, actual bills, receipts, or other evidence of expenditures.

JAGR AN EMPLOYEE OF AXXS

During the term of this Agreement, JAGR will be engaged as an employee of AXXS and will hold the title of Vice President. It is further understood, and evidenced by separate agreement, that JAGR will be director of AXXS. JAGR will receive compensation for his employment in the aggregate sum of $18,000 per annum, to be paid monthly, in coincidence with the term of this agreement, at the rate of $1,500.

JAGR NOT TO ENGAGE IN CONFLICTING ACTIVITIES

During the term of this Agreement, JAGR will not enter into any activity, employment, or business arrangement that conflicts with AXXS's interests or JAGR's obligations under this Agreement except for those previously disclosed or entered into prior to the signing of this Agreement. In view of the sensitive nature of JAGR's status, AXXS shall have the option of terminating this Agreement at any time, if in AXXS's full judgement, a conflict of interest exists or is imminent.

JAGR will advise AXXS of JAGR's position with respect to any activity, employment or business arrangement contemplated by JAGR that might be relevant to the immediately preceding paragraph.

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For this purpose, JAGR agrees to disclose any such plans to AXXS prior to implementation. It is further understood that JAGR's current activity in connection with Cybernet Data Systems, does not violate the terms of this Agreement.

TRADE SECRETS

JAGR will treat as proprietary, any information belonging to AXXS, AXXS's affiliated company's, or any third party, disclosed to JAGR in the course of JAGR's services. JAGR assigns and agrees to assign to AXXS or AXXS's nominees all rights in proprietary information conceived by JAGR during the term of this Agreement, with respect to any work that JAGR performs under this Agreement.

COMPENSATION

In Connection with the conveyance of property as defined earlier in CONVEYANCE OF PROPERTY, RETENTION AND DESCRIPTION OF SERVICES, AXXS will pay JAGR a fee of sixty thousand ($60,000) dollars in cash and ten (10,000) restricted common shares of AXXS common stock as follows:

Five thousand ($5,000) dollars and the issuance of ten (10,000) restricted common shares of AXXS, upon signing of this Agreement by JAGR and AXXS, and eleven (11) subsequent payments of five thousand ($5,000) dollars per month due and payable on the first of each month commencing April 1, 1997 and each of the remaining months thereafter.

In connection with the issuance of 10,000 shares, it is understood, and evidenced by separate agreement that JAGR will have the option to put all or a lesser number of said shares to AXXS at a strike price of $5 per share providing those shares have been owned by Mr. Grossman for a minimum of 24 months and a maximum of 48 months from the date of the Agreement.

AXXS understands that JAGR may contract outside firms to assist in the furnishing of

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representation services for the benefit of AXXS. AXXS will bear all responsibilities for all costs associated with such subcontracting of services, but only upon AXXS's prior written approval AXXS will not be liable directly or indirectly to such contractors as a result of work performed by contractor without said approvals, [which approvals shall not unreasonably be withheld.] AXXS's sole responsibilities and liabilities are specified in this Agreement and may only be modified in a writing signed and agreed to by AXXS and JAGR.

CONSIDERATION

JAGR hereby acknowledges and agrees that the authority granted herein and the undertakings and agreements of AXXS contained in this Agreement constitute the sole and only consideration, except as may be otherwise provided in this Agreement or other agreements between JAGR and AXXS.

During the term hereof, JAGR shall deliver to AXXS a report of the work performed by JAGR on behalf of AXXS, for the prior month, which shall be accompanied by any receipts for which JAGR seeks reimbursement, as provided for in this Agreement, no later than ten (10) days after the end of the then applicable calendar month. In addition, JAGR shall supply, upon AXXS's written request documentation supporting the information disclosed on the monthly reports.

FALSE STATEMENTS

Any intentionally false statements in any reports provided to AXXS shall be grounds for AXXS to terminate this Agreement.

DEFAULT

The occurrence of any of the following events shall constitute a default by The Parties under this Agreement:

     A. Acts of Immediate Termination

If during any period in which this Agreement is in effect, there occurs any of the following events,

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immediate notice of termination, without an opportunity to cure, shall be deemed reasonable:

       (1) Repeated Failures to Comply

The Parties, after curing any failure in accordance with this Agreement, engage in the same non-compliance, whether or not such non-compliance is corrected after notice, or either of The Parties, repeatedly fail to comply with one or more requirements of this Agreement, whether or not corrected after notice.

    B. Acts Requiring Period to Cure Before Termination

In the event either of The Parties is in default in the performance of any of the terms of this Agreement (other than those calling for immediate termination set forth above), including, but not limited to, the acts set forth hereinafter, defaultee, in addition to all remedies that defaultee has available to it at law or in equity, may declare this Agreement automatically terminated, unless such default is cured within thirty (30) days (or a lesser stated period) after written notice thereof from defaultee to defaulter, unless the default is of such a nature that more than thirty (30) days are reasonably required to effect a cure. In such event, defaulter shall commence to cure the default within said thirty (30) day period, if any, designated by defaultee as the allowable additional time within which the cure must be accomplished. Subject to the aforesaid right to cure, defaultee may terminate this Agreement under the following circumstances and conditions:

        (1) Other Agreements

Default under any other agreement between JAGR and AXXS, which default is not cured within the period required in said agreement(s).

        (2) Transfer Without Prior Consent

Any purported assignment or transfer of this Agreement, without the prior written consent of AXXS.

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        (3) Failure to Comply

Failure to comply with other terms of this Agreement, whether or not such other terms specifically provide for termination of non-compliance. If either of The Parties shall repeatedly fail to comply with such terms, whether cured or uncured, after receipt of notice thereof, then, in addition to all other remedies available at law or in equity, the defaultee may immediately declare this Agreement terminated.

        (4) Failure to Pay Obligations to JAGR

If AXXS fails to pay any amounts due to JAGR or an affiliate of JAGR within ten
(10) days after receiving written notice that such amounts are overdue or if AXXS fails to cure any default as prescribed in this Agreement, then all claims of title, ownership, license and property, intellectual or otherwise to the web site known as "The SmallCap Investor" and located at the domain name, "financialweb.com" will become the property of JAGR.

REMEDIES AND TERMINATION

TERMINATION

AXXS or JAGR shall have the right each in its own discretion, to unilaterally terminate this Agreement upon 120 days written notice. The Parties need no specific cause to affect such termination and such termination may not be contested by either of the Parties.

However, upon termination by AXXS less than one year after the signing of this agreement, AXXS shall have the option to keep title to the web site by paying the unpaid balances of the employee compensation and the compensation for the conveyance of the web site to JAGR, or of returning title to the web site to JAGR.

In the event that title to the web site is returned to JAGR, it is further understood that any

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payment(s) previously made to JAGR by AXXS in connection with this agreement are non-refundable.

    A. Monetary Obligations Upon Termination

In the event of termination or expiration, all obligations of The Parties, pursuant to the terms of this Agreement shall become due and payable.

NOTICES

All notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when sent by registered certified United States mail, postage prepaid, or other form of delivery which provides for a receipt, addressed as follows:

JAGR:           JEFFREY A. GROSSMAN
                51c Grandview Drive
                Farmington, Ct. 06032

AXXS:           AXXESS, INC.
                445 Douglas Avenue, Ste 2205-G
                Altamonte Springs, Florida 32714

    A. Address Change

Either of The Parties may change his address by giving notice of such change of address to the other, but must comply with all other terms of this Agreement.

    B. Notice by Telegram or Facsimile.

In the case of any notice required to be given by The Parties to each other, telegraphic notice or facsimile transmission, with delivery verified, shall be sufficient notice hereunder.

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    C. Mailed Notice

Mailed notices shall be deemed communicated within three (3) days from the time of mailing, if mailed as provided in this paragraph, regardless if delivery shall be refused by addressee.

    D. Additional Actions

The Parties agree to execute such other documents and perform such further acts as may be necessary or desirable to carry out the purposes of this Agreement.

    E. Heirs, Successors, and Assigns

This Agreement shall be binding and inure to the benefit of the parties, their heirs, successors, and assigns.

    F. Entire Agreement

THE UNDERSIGNED ACKNOWLEDGES THAT THEY, AND EACH OF THEM, HAVE READ THIS AGREEMENT IN FULL; ARE COGNIZANT OF EACH AND EVERY ONE OF THE TERMS AND PROVISIONS HEREOF AND ARE AGREEABLE THERETO; THAT NO REPRESENTATIONS OR AGREEMENTS, WHETHER ORAL OR WRITTEN, EXCEPT AS HEREINAFTER SET FORTH, HAVE BEEN MADE OR RELIED UPON; THAT ANY AND ALL PRIOR AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES, WHETHER ORAL OR WRITTEN ARE AUTOMATICALLY CANCELED BY THE EXECUTION OF THIS AGREEMENT AND THE UNDERSIGNED HEREBY RELEASE EACH OTHER AND THEIR AGENTS AND EMPLOYEES, RESPECTIVELY, FROM ANY AND ALL CLAIMS, DEMANDS, AGREEMENTS AND LIABILITIES OF EVERY DESCRIPTION WHATSOEVER, WHICH THE UNDERSIGNED EVER HAD, NOW HAS OR HEREAFTER MAY HAVE, AGAINST ANY OF THE FOREGOING BY REASON OF ANY MATTER, CAUSE OR THING OCCURRING PRIOR TO THE DATE OF THIS AGREEMENT; THAT THE SIGNATURES AFFIXED HERETO WERE AFFIXED AS THE WHOLLY VOLUNTARY ACT OF THE PERSONS WHO SIGNED THIS AGREEMENT, AND THAT THE TERMS AND PROVISIONS OF THIS AGREEMENT CANNOT BE CHANGED OR MODIFIED UNLESS IN WRITING SIGNED BY AN AUTHORIZED CORPORATE OFFICER OF AXXS AND JAGR;

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    G. Waiver of Rights

Failure by either of The Parties to enforce any rights under this Agreement shall not be construed as the waiver of such rights. Any waiver, including waiver of default, in any one instance, shall not constitute a continuing waiver or a waiver in any other instance. Any acceptance of money or other performance by either of The Parties, shall not constitute a waiver of any default, except as to the payment of the particular payment or performance so received.

    H. Validity of Parts

Any invalidity of any portion of this Agreement shall not affect the validity of the remaining portion, and unless substantial performance of this Agreement is frustrated by any such invalidity, this Agreement shall continue in effect.

    I. Headings

The headings used herein are for purposes of convenience only and shall not be used in interpreting the provisions hereof. As used herein, the male gender shall include the female and neuter genders; the singular shall include the plural, the plural, the singular and termination shall include expiration.

    J. Execution By The Parties

This Agreement shall not be binding on either of The Parties, unless and until it shall have been accepted and signed by an authorized officer of AXXS and JAGR.

    K. Attorneys' Fees

If either of The Parties becomes a party to any litigation concerning this Agreement, AXXS or JAGR, by reason of any act or omission of either of The Parties or its representatives, the responsible of

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The Parties, shall be liable to the other for reasonable attorneys' fees and court costs incurred in such litigation, at all trial and appellate levels.

If either of The Parties hereto commences an action against the other, arising out of or in connection with this Agreement, the prevailing of The Parties shall be entitled to have and recover from the other Party its reasonable attorneys' fees and costs at all trial and appellate levels.

    L. Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida; however, since this Agreement concerns an individual in a state other than Florida, and the laws of that state might require terms other than those or in addition to those contained herein, then this Agreement shall be deemed modified so as to comply with the appropriate laws of such state, but only to the extent necessary to prevent the invalidity of this Agreement or any provision hereof, the imposition of fines or penalties, or the creation of civil or criminal liability on account thereof. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability, without invalidating the remaining provisions of this Agreement. Any prohibition against or unenforceability of any provision of this Agreement in any jurisdiction, including the state whose law governs this Agreement, shall not invalidate the provision or render it unenforceable in any other jurisdiction. To the extent permitted by applicable law, the Parties waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect.

NO PROJECTIONS OR REPRESENTATIONS

The Parties acknowledge and represent that no projections or representations regarding the amount of income, sale, or profits they can expect to earn or receive by virtue of this Agreement other than

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as provided herein, has been received from either of The Parties. The Parties acknowledge that no representations or warranties inconsistent with this Agreement were made to induce each other to execute this Agreement.

The Parties acknowledge that neither of the Parties nor any other person can guarantee the success of the business. The undersigned, by signing this Agreement, acknowledge that they have read same and that it has been requested to state in writing hereafter any terms, claims, covenants, promises, or representations, including representations as to any income, sales, or profit projections, that were made by either of the parties or its representatives contrary to the provisions of this Agreement, including the persons making same, the location, and date thereof. If no such representations were made the undersigned is to write the word: "NONE".




(AXXS Initials)
/s/ K.L.

/s/ J.G.
-------------------
(JAGR Initials)

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ACKNOWLEDGMENTS

The Parties acknowledge that each has conducted an independent investigation of the business contemplated by this Agreement and recognizes that the nature of the business to be conducted may evolve and change over time; that the business involves business risks and that the success of the venture depends primarily upon each of The Parties business ability and efforts. No representations have been made by either of The Parties, or by its officers, directors, shareholders, employees, or agents, respectively, that are contrary to the statements made in this Agreement. In all of their dealings with each other, the officers, directors, employees, and agents of The Parties are acting only in a representative capacity, not in an individual capacity, and that this Agreement, and all business dealings between The Parties and such individuals as result of this Agreement, are solely between JAGR and AXXS.

AXXS and JAGR have all requisite authority to enter into this Agreement, whether arising under applicable Federal or State laws, rules or regulations, to which either of The Parties may be subject to.

IN WITNESS WHEREOF, The Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    JEFFREY A. GROSSMAN


                                    BY: /s/ Jeffrey A. Grossman


                                    AXXESS, INC.


                                    By: /s/ [Signature Appears Here]


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